EXHIBIT 99


                                  PRESS RELEASE
                                  -------------


      PRINCETON, NEW JERSEY -- OCTOBER 15, 1997. CARNEGIE BANCORP announced that it had earned net income after taxes for the quarter ended September 30, 1997 of $1,046,000, compared to $418,000 for the same period last year, an increase of 150%. Primary and fully diluted net income per share for the third quarter 1997 were $.42 and $.41 respectively, compared to $.20 per share for primary and $.19 for fully diluted net income for the third quarter 1996.

For the nine months ended September 30, 1997, income after taxes increased to $2,619,000 ($1.10 per share for primary and $1.09 per share for fully diluted net income), compared to $1,588,000 ($.76 per share for primary and $.75 per share for fully diluted net income) for the same period in 1996, representing an increase of 65%. Shares outstanding increased to 2,733,108 at September 30, 1997, compared to 1,843,926 at September 30, 1996.

As of September 30, 1997, total loans increased at $267 million, or an increase of 11% over total loans as of September 30, 1996. Carnegie posted over $422 million in total assets as of September 30, 1997, an increase of 30% over total assets as of September 30, 1996. As of September 30, 1997, the Company's total deposits were $324 million, representing an increase of 25% over total deposits as of September 30, 1996.

Carnegie Bancorp's Board of Directors also declared a fourth quarter cash dividend of $.14 per share at its regularly scheduled meeting held today. The dividend will be payable on December 17, 1997 to shareholders of record on November 19, 1997. This represents the 24th consecutive quarter in which the Company has paid a cash dividend.

Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. The bank serves small business, professionals and high net worth individuals through its branch offices located in Princeton, Hamilton, Marlton, Denville, Toms River, Montgomery Township and Fleming, New Jersey and Langhorne, Pennsylvania. The Company's common stock is listed on the NASDAQ National Market System under the trading symbol CBNJ.


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